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          HOUSEHOLD INTERNATIONAL ANNOUNCES $2 BILLION
                    SHARE REPURCHASE PROGRAM

               INCREASES COMMON STOCK DIVIDEND FOR
                      47TH CONSECUTIVE YEAR


PROSPECT HEIGHTS, IL -- March 9, 1999 -- The Board of Directors of Household International, Inc. (NYSE:HI) today authorized the repurchase of up to $2 billion worth of the company's outstanding common shares. At current prices, this would represent over 10 percent of the company's outstanding shares. Purchases will occur in the open market, from time to time over the next 24 months, depending upon market conditions.

William F. Aldinger, chairman and chief executive officer of Household, said, "The Board's authorization of this repurchase program underscores our confidence in the financial strength of Household, as well as our belief that the current market price of the stock does not adequately reflect our long-term growth prospects. We are committed to both maintaining a strong balance sheet and to managing our capital position in the best interests of our shareholders."

Mr. Aldinger added, "Household's strategy has been to invest in high return businesses with solid growth potential. The successful execution of this strategy has and will continue to create capital in excess of amounts needed to support our publicly stated business growth objectives. We are pleased to return this excess capital to shareholders through this repurchase program. We believe that investing in our own shares can provide significantly greater returns than other major acquisition -- related opportunities presented by today's marketplace."

Separately, Household's Board increased the quarterly dividend on Household's common stock to $.17 per share from $.15 per share, an increase of 13.4 percent. The annual dividend increases to $.68 from $.60 per share. The new quarterly cash dividend will be paid April 15, 1999, to shareholders of record March 31, 1999. Payment of the April dividend will mark the 47th consecutive year in which the company has increased its cash dividends paid to Household's common shareholders.

The Board also declared the regular quarterly cash dividend, payable April 15, 1999 to shareholders of record on March 31, 1999, of $20.625 per share, equal to $0.515625 per depositary share, on the 8 1/4 percent cumulative preferred stock, Series 1992-A (a depositary share represents ownership of one-fortieth of a full share of the Series 1992-A).
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Household International, through its subsidiaries, is a leading provider of consumer finance, credit card, non-prime auto finance and credit insurance products in the United States, Canada, and the United Kingdom. In the United States, Household operates under the two oldest and most widely recognized brand names in consumer finance -- HFC and Beneficial. Household is also one of the nation's largest issuers of private label and general purpose credit cards, including The GM Card and the AFL-CIO's Union Privilege card.

Certain items in this press release other than those concerning historical information may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Household International to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Information concerning such matters is contained in the annual and quarterly reports and other documents filed by Household International with the SEC, all of which are available from the SEC. Such forward-looking statements are made based on management belief as well as assumptions and other information currently available to management of Household International and speak only as of the date of this press release.


CONTACT:
Craig A. Streem, Vice President -- Investor Relations, 847.564.6053, or Celeste M. Murphy, Director -- Investor Relations, 847.564.7568, both of Household International


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